                                                                      EXHIBIT 12



                             IRIDIUM OPERATING LLC



                   (A WHOLLY-OWNED SUBSIDIARY OF IRIDIUM LLC)


                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                ($ IN THOUSANDS)



                                                                   PERIODS FOLLOWING INITIAL CAPITAL CONTRIBUTION DATE
                                                                ---------------------------------------------------------
                               YEAR ENDED       JANUARY 1,      JULY 29, 1993 TO          DECEMBER 31,
                              DECEMBER 31,         1993           DECEMBER 31,     ---------------------------
                                  1992       TO JULY 28, 1993         1993          1994      1995      1996       1997
                              ------------   ----------------   ----------------   -------   -------   -------   --------
Fixed charges:
  Capitalized Interest.......        --               --                 --             --        --    28,127    163,747
  Portion of rent expense
    representative of
    interest(1)..............        --               --                 54            264       342       398      2,607
                                 ------           ------             ------        -------   -------   -------   --------
        Total fixed
          charges............        --               --                 54            264       342    28,525    166,354
                                 ======           ======             ======        =======   =======   =======   ========
Earnings:
  Loss before income taxes...    (8,773)          (5,309)            (6,751)       (13,309)  (21,961)  (69,009)  (293,401)
  Fixed charges, less
    capitalized interest.....        --               --                 54            264       342       398      2,607
                                 ------           ------             ------        -------   -------   -------   --------
    Earnings adjusted for
      fixed charges..........    (8,773)          (5,309)            (6,697)       (13,045)  (21,619)  (68,611)  (290,744)
                                 ======           ======             ======        =======   =======   =======   ========
Ratio of earnings to fixed
  charges....................        --               --                 --             --        --        --         --
Deficiency in earnings to
  cover fixed charges........     8,773            5,309              6,751         13,309    21,961    97,136    457,148


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(1) One-third of rent expense is deemed to be representative of interest.